EXHIBIT 107

CALCULATION OF REGISTRATION FEE

	Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(1)(2)(4)	Proposed Maximum Offering Price Per Unit(1)(3)	Proposed Maximum Aggregate Offering Price(1)(3)(4)	Amount of Registration Fee(4)(5)
Newly registered securities
Fees Previously Paid	Class A Common Shares, par value $0.002
Fees Previously Paid	Share Purchase Contracts and Share Purchase Units(6)
	Debt Securities(7)
Fees Previously Paid	Warrants(8)
Fees Previously Paid	Rights(9)
Fees Previously Paid	Units(10)
Fees Previously Paid	Total			$250,000,000	$23,175
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—
	Total Offering Amounts			$250,000,000
	Total Fees Previously Paid			$23,175
	Total Fee offsets			—
	Net Fee Due			$0

(1)	There are being registered hereunder such indeterminate number of (i) Class A Common Shares, (ii) share purchase contracts and share purchase units, (iii) debt securities, (iv) warrants, (v) rights and (iv) units, as shall have an aggregate initial offering price not to exceed $250,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act. Such indeterminate amounts may from time to time be issued at indeterminate prices, in U.S. Dollars. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also includes such presently indeterminate number of securities as may be issuable from time to time upon conversion or upon exercise of, or in exchange for, any such convertible or exchangeable securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)	The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(5)	With respect to securities to be offered for sale by the Registrant, the registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, based on the Proposed Maximum Aggregate Offering Price.

(6)	Share purchase contracts to purchase Class A Common Shares or other securities registered hereunder. Share purchase contracts may be issued separately or as share purchase units. Share purchase units may consist of a share purchase contract and debt securities, warrants, other securities registered hereunder or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the share purchase contracts.

(7)	May include senior or subordinated debt.

(8)	Warrants may entitle the holder to purchase our Class A Common Shares, debt securities or any combination thereof. Warrants may be issued independently or together with Class A Common Shares, and the warrants may be attached to or separate from such securities.

(9)	Rights evidencing the right to purchase Class A Common Shares, or debt securities.

(10)	Each unit may consist of one or more of the other securities described in this prospectus in any combination.